SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)*

                        Government Properties Trust, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    38374W107
                                 (CUSIP Number)

                                February 6, 2004
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)





                              (Page 1 of 12 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 38374W107                 13G                   Page 2 of 12 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

                   Hunter Global Associates L.L.C.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         -----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 451,653
OWNED BY       -----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      -----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 451,653
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 451,653
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                     [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                 2.2%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON ** OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38374W107                 13G                   Page 3 of 12 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

                                    Hunter Global Investors L.P.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         -----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 1,328,300
OWNED BY       -----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      -----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 1,328,300
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 1,328,300
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                     [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                 6.5%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON ** PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38374W107                 13G                   Page 4 of 12 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

                                    Duke Buchan III
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         -----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 1,328,300
OWNED BY       -----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      -----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 1,328,300
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 1,328,300
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                     [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 6.5%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON ** IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38374W107                 13G                   Page 5 of 12 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

                                    Hunter Global Investors Fund I L.P.

-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         -----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 425,940
OWNED BY       -----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      -----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 425,940
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 425,940
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                     [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                 2.1%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON ** PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38374W107                 13G                   Page 6 of 12 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

                                    Hunter Global Investors Fund II L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 -0-
SHARES         -----------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 25,713
OWNED BY       -----------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 -0-
REPORTING      -----------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 25,713
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 25,713
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                     [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                 0.1%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON ** PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 38374W107                 13G                    Page 7 of 12 Pages


Item 1(a).     Name of Issuer:

               The name of the issuer is Government Properties Trust, Inc. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

                 The Company's principal executive offices are located at 10250 Regency Circle Suite 100, Omaha, NB 68114

Item 2(a).        Name of Person Filing:

                  This statement is filed by:
                            (i) Hunter Global Associates L.L.C., a Delaware limited liability company ("Associates") (CO) that is the general partner of Hunter Global Investors Fund I L.P. ("Fund I") and Hunter Global Investors Fund II L.P. ("Fund II"), with respect to the shares of Common Stock (defined in Item 2(d) below) beneficially owned by Fund I and Fund II, collectively.
                           (ii) Hunter Global Investors L.P., a Delaware limited partnership ("Investors") (PN) that is the investment manager of Fund I, Fund II, Hunter Global Investors Offshore Fund Ltd., a Cayman Islands exempted company ("Off I") and Hunter Global Investors Offshore Fund II Ltd., a Cayman Islands exempted company ("Off II"), with respect to the shares of Common Stock beneficially owned by Fund I, Fund II, Off I and Off II, collectively.
                           (iii) Duke Buchan III ("Mr. Buchan") (IN), who is the
                                 managing member of Associates and who controls Investors through its general partner, with respect to the shares of Common Stock beneficially owned by Fund I, Fund II, Off I and Off II, collectively.
                           (iv) Fund I, a Delaware limited partnership (PN), with respect to the shares of Common Stock beneficially owned by it.
                            (v) Fund II, a Delaware limited partnership (PN), with respect to the shares of Common Stock beneficially owned by it.

                           The foregoing persons are hereinafter collectively
                  referred to as the "Reporting Persons". Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate person.

Item 2(b).        Address of Principal Business Office or, if none, Residence

         The address of the business office of each of the Reporting Persons is 350 Park Avenue, 11th Floor, New York, New York 10022.

CUSIP No. 38374W107                 13G                  Page 8 of 12 Pages

Item 2(c).        Citizenship

         Fund I, Fund II and Investors are each limited partnerships organized under the laws of the State of Delaware. Associates is a limited liability company organized under the laws of the State of Delaware. Mr. Buchan is a United States citizen.

Item 2(d).        Title of Class of Securities

         Common Stock (the "Common Stock")

Item 2(e).        CUSIP Number

         38374W107

Item 3.  If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:  NOT APPLICABLE

          (a) [ ]  Broker or dealer registered under Section 15 of the Act,
          (b) [ ]  Bank as defined in Section 3(a)(6) of the Act,
          (c) [ ]  Insurance Company as defined in Section 3(a)(19) of the Act,
          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,
          (e) [ ]  Investment Adviser in accordance with
                   Rule 13d-1(b)(1)(ii)(E),
          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1(b)(1)(ii)(F),
          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),
          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,
          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,
          (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.   Ownership.

     The percentages used in this Item 4 are calculated based upon 20,543,000 shares of Common Stock issued and outstanding as of January 28,2004, as reported on Bloomberg on February 10, 2004.

         A. Hunter Global Associates L.L.C., as general partner of Hunter Global Investors Fund I L.P. and Hunter Global Investors Fund II L.P.
                (a) Amount beneficially owned: 451,653
                (b) Percent of class: 2.2%

CUSIP No. 38374W107                 13G                  Page 9 of 12 Pages

                (c) (i) Sole power to vote or direct the vote: -0-
                   (ii) Shared power to vote or direct the vote: 451,653
                  (iii) Sole power to dispose or direct the disposition: -0-
                   (iv) Shared power to dispose or direct the disposition:
                        451,653

         B. Hunter Global Investors L.P., as investment manager of Hunter Global Investors Fund I L.P., Hunter Global Investors Fund II L.P., Hunter Global Investors Offshore Fund Ltd. and Hunter Global Investors Offshore Fund II Ltd.

                (a) Amount beneficially owned: 1,328,300
                (b) Percent of class: 6.5%
                (c) (i) Sole power to vote or direct the vote: -0-
                   (ii) Shared power to vote or direct the vote: 1,328,300
                  (iii) Sole power to dispose or direct the disposition: -0-
                   (iv) Shared power to dispose or direct the disposition:
                        1,328,300

         C. Duke Buchan III, as senior managing member of Hunter Global Associates L.L.C., and as the sole member of the general partner of Hunter Global Investors L.P.
                (a) Amount beneficially owned: 1,328,300
                (b) Percent of class: 6.5%
                (c) (i) Sole power to vote or direct the vote: -0-
                   (ii) Shared power to vote or direct the vote: 1,328,300
                  (iii) Sole power to dispose or direct the disposition: -0-
                   (iv) Shared power to dispose or direct the disposition:
                        1,328,300

         D.    Hunter Global Investors Fund I L.P.
                (a) Amount beneficially owned: 425,940
                (b) Percent of class: 2.1%
                (c) (i) Sole power to vote or direct the vote: -0-
                   (ii) Shared power to vote or direct the vote: 425,940
                  (iii) Sole power to dispose or direct the disposition: -0-
                   (iv) Shared power to dispose or direct the disposition:
                        425,940

         E.   Hunter Global Investors Fund II L.P.
                (a) Amount beneficially owned: 25,713
                (b) Percent of class: 0.1%
                (c) (i) Sole power to vote or direct the vote: -0-
                   (ii) Shared power to vote or direct the vote: 25,713
                  (iii) Sole power to dispose or direct the disposition: -0-
                   (iv) Shared power to dispose or direct the disposition:
                        25,713

CUSIP No. 38374W107                 13G                  Page 10 of 12 Pages

Item 5. Ownership of Five Percent or Less of a Class

            Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

            Mr. Buchan, the senior managing member of Associates and the sole member of the general partner of Investors, has the power to direct the affairs of Associates, Investors, Fund I, Fund II, Off I and Off II, including decisions with respect to the disposition of proceeds from the sale of the Common Stock.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

            Not applicable.

Item 8.  Identification and Classification of Members of the Group

            The identity of each member of the group is set forth above under
Item 2(a) and Item 4.

Item 9.  Notice of Dissolution of Group

            Not applicable.

CUSIP No. 38374W107                 13G                  Page 11 of 12 Pages

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 17, 2004          HUNTER GLOBAL ASSOCIATES L.L.C.

                                  By:      /s/ Duke Buchan III
                                           -----------------------------------
                                           Duke Buchan III
                                           Senior Managing Member

                                  HUNTER GLOBAL INVESTORS L.P.

                                  By: Hunter Global Capital Management L.L.C.,
                                      its general partner

                                  By:     /s/ Duke Buchan III
                                          -----------------------------------
                                          Duke Buchan III
                                          Managing Member

                                  DUKE BUCHAN III

                                  /s/ Duke Buchan III
                                  -------------------------------------------

                                  HUNTER GLOBAL INVESTORS FUND I L.P.

                                  By: Hunter Global Associates L.L.C.,
                                      its general partner

                                  By: /s/ Duke Buchan III
                                      -----------------------------------
                                      Duke Buchan III
                                      Senior Managing Member

                                  HUNTER GLOBAL INVESTORS FUND II L.P.

                                  By: Hunter Global Associates L.L.C.,
                                      its general partner

                                  By: /s/ Duke Buchan III
                                      -----------------------------------
                                      Duke Buchan III
                                      Senior Managing Member

CUSIP No. 38374W107                  13G               Page 12 of 12 Pages

                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT
                            PURSUANT TO RULE 13d-1(k)


     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  February 17, 2004          HUNTER GLOBAL ASSOCIATES L.L.C.


                                  By:     /s/ Duke Buchan III
                                          -----------------------------------
                                          Duke Buchan III
                                          Senior Managing Member

                                  HUNTER GLOBAL INVESTORS L.P.

                                  By: Hunter Global Capital Management L.L.C.,
                                      its general partner

                                  By:     /s/ Duke Buchan III
                                          -----------------------------------
                                          Duke Buchan III
                                          Managing Member

                                  DUKE BUCHAN III

                                  /s/ Duke Buchan III
                                  -------------------------------------------

                                  HUNTER GLOBAL INVESTORS FUND I L.P.

                                  By: Hunter Global Associates L.L.C.,
                                      its general partner

                                  By:     /s/ DUKE BUCHAN III
                                          -----------------------------------
                                          Duke Buchan III
                                          Senior Managing Member

                                  HUNTER GLOBAL INVESTORS FUND II L.P.

                                  By: Hunter Global Associates L.L.C.,
                                      its general partner

                                  By:     /s/ Duke Buchan III
                                          -----------------------------------
                                          Duke Buchan III
                                          Senior Managing Member